Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807                Chief Financial Officer
          Monett, MO 65708                            (417) 235-6652

                                          IR Contact: Becky Pendleton Reid
                                                      The Cereghino Group.
                                                      (206) 762-0993


 For Immediate Release

             JACK HENRY & ASSOCIATES PREVIEWS FISCAL 1Q03 PROFITS

 Monett, MO --  October 3,  2002 -- Jack  Henry &  Associates, Inc.  (Nasdaq:
 JKHY) today reported profits for the first quarter of fiscal 2003, which ended September 30, 2002, will fall short of the current street estimates of $0.16 to $0.17 by three to four cents per share.

 "Based on our preliminary analysis of first quarter results, we anticipate revenues will be approximately $95 million, and earnings will be approximately $0.12 to $0.13 per share," said Michael E. Henry, Chairman and CEO. "The strength in our service bureau and continuing strong demand for credit union and complementary products have helped offset the impact of the current recession on new in-house banking software and hardware sales. In spite of the downturn in the capital goods market, we remain profitable and continue to generate free cash flow with no debt on our balance sheet. These strengths, coupled with the dedication of our employees, carried us through the difficult markets preceding the millennium and are continuing to provide a stable base for our business in the current market environment."

 In the first quarter of fiscal 2002, revenues were $92.6 million, net income was $14.6 million, and EPS totaled $0.16 per diluted share. For the full fiscal year, ended June 30, 2002, the company reported its thirteenth consecutive record year with total revenues of $396.7 million and net income of $57.1 million, or $0.62 per diluted share.

 "Because our quarterly results are at the very preliminary stage, we are unable to add further information in a conference call, and thus will not host an analyst briefing until first quarter results are released," said Kevin D. Williams, CFO. "We expect to issue a mid-week release and host our regular quarterly conference call the week of October 20th."

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 2,800 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors which could affect the Company's financial results are included in its Securities and Exchange Commission
 (SEC) filings on Form 10-K. Potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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